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                                                                    Exhibit 23.1








                         Consent of Independent Auditors




The Management Board
Celanese AG:


We consent to incorporation by reference in the Registration Statement on Form S-8 (File No. 333-30284) of Celanese AG of our report dated February 24, 2000, relating to the consolidated balance sheets of Celanese AG and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedule, which report appears in the December 31, 1999, annual report on Form 20-F of Celanese AG.


                            /s/ KPMG Deutsche Treuhand-Gesellschaft
                            Aktiengesellschaft Wirtschaftspruefungsgesellschaft.


Frankfurt am Main, Germany
March 31, 2000